Exhibit 10(d)

LOAN AGREEMENT
(and Promissory Note)

        This Agreement dated as of November 10, 2004 is between Bank of America, N.A. (the "Bank") and each of the following corporations:

	Corporation Name	Federal Identification #
a.	Video Display Corporation, a Georgia corporation	58-1217564
b.	Lexel Imaging Systems, Inc., a Delaware corporation	95-2557445
c.	Z-Axis, Inc., a Georgia corporation	16-1359534
d.	Teltron Technologies, Inc., a Georgia corporation	58-2314425
e.	Aydin Displays, Inc., a Georgia corporation	58-2424003
f.	Mengel Industries, Inc., a Pennsylvania corporation	23-2293698
g.	XKD Corporation, a California corporation	77-0403964

(collectively, the "Borrower").

        1.    LINE OF CREDIT AMOUNT AND TERMS

        1.1    Line of Credit Amount.

  (a)
  During the availability period described below, the Bank will provide a line of credit to the Borrower (the "Loan"). The amount of the line of credit is Twenty Seven Million Five Hundred Thousand and NO/100 Dollars ($27,500,000.00) (the "Loan Amount").

  (b)
  This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

  (c)
  The purpose of the Loan is to finance working capital and acquisitions, and to refinance existing term debt owed by Borrower. As a condition precedent to the Bank's obligation to fund draws under the Loan for acquisitions, Borrower shall demonstrate to the Bank's satisfaction prior to each acquisition draw that the acquisition shall be accretive, that there exists no event of default at the time of the acquisition and that the acquisition will not result in an event of default.

        1.2    Availability Period.    The line of credit is available between the date of this Agreement and November 10, 2006, or such earlier date as the availability may terminate as provided in this Agreement (the "Maturity Date").

        1.3    Repayment Terms.

  (a)
  The Borrower will pay interest on December 10, 2004 and then on the same day of each month thereafter until payment in full of any principal outstanding under this Loan.

  (b)
  The Borrower will repay in full any principal, interest or other charges outstanding under this Loan no later than the Maturity Date.

        1.4    Interest Rate.

  (a)
  The interest rate is a rate per year equal to the Telerate LIBOR Daily Floating Rate plus the Applicable Margin (as herein after defined in subparagraph (c)).

  (b)
  The Telerate LIBOR Daily Floating Rate is a fluctuating rate of interest equal to the average per annum interest rate (rounded upwards to the nearest 1/100 of one percent) at which U.S. dollar deposits would be offered for one month by major banks in the London inter-bank market, as shown on Telerate Page 3750 (or any successor page) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank's sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate does not appear on Telerate Page 3750 (or any successor page), the rate will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which the Bank's London Banking Center is open for business and dealing in offshore dollars. Interest will accrue on any non-banking day at the rate in effect on the immediately preceding banking day.

  (c)
  Applicable Margin will be a function of Borrower's rolling four (4) quarter Senior Funded Debt to EBITDA ratio as defined hereunder. The calculation and any change in the Applicable Margin shall take place on the first day of the month immediately following receipt of financial information for the preceding fiscal quarter. The Applicable Margins are as follows:

Senior Funded Debt to EBITDA Ratio	Applicable Margin
Less than or equal to 1.25	125 basis points
Greater than 1.25, but less than or equal to 2.25	150 basis points
Greater than 2.25, but less than or equal to 3.25	175 basis points
Greater than 3.25	Default Rate

    "Senior Funded Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt, minus the non-current portion of Subordinated Liabilities.

    "EBITDA" means net income, minus income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion and amortization.

    "Subordinated Liabilities" means liabilities subordinated to Borrower's obligations to Bank in a manner acceptable to Bank in its sole discretion.

    This ratio will be calculated at the end of each reporting period for which Bank requires financial statements from Borrower, using the results of the twelve (12) month period ending with that reporting period.

        2.    FEES AND EXPENSES

        2.1    Fees.

  (a)
  Due Diligence Fee.    The Borrower agrees to pay a due diligence fee in the amount of Thirty Four Thousand Three Hundred Seventy Five and No/100 Dollars ($34,375.00). This fee has been paid by Borrower and fully earned by Bank.

  (b)
  Waiver Fee.    If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

  (c)
  Late Fee.    To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

  (d)
  Unused Fee.    The Borrower agrees to pay a fee on any difference between the Loan Amount and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.125% per year. This fee is due on February 10, 2005, and on the same day of each following quarter until the expiration of the availability period.

        2.2    Expenses.    The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

        2.3    Reimbursement Costs.

  (a)
  The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

  (b)
  The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower's books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

        3.    COLLATERAL

        3.1    Personal Property.    The personal property listed below now owned or owned in the future by any and all of the Borrowers. The collateral is further defined in security agreement(s) executed by the owners of the collateral. In addition, personal property collateral owned by the Borrower securing facilities under this Agreement may also secure other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof). Personal property collateral securing any other present or future obligations of the Borrower to the Bank may also secure facilities under this Agreement.

  (a)
  Equipment, machinery and trade fixtures owned by Borrower.

  (b)
  Inventory owned by Borrower

  (c)
  Account Receivables owned by Borrower

        3.2    Cross-Collateralization.    Borrower acknowledges that all collateral previously pledged by Borrower to Lender and all collateral presently pledged by Borrower to Lender shall also be security for each and every Loan made by Lender to Borrower.

        3.3    Cross-Default.    Borrower hereby acknowledges that the following events shall each constitute a Default under any and all loan documents provided by Borrower to Lender.

  (a)
  should Borrower fail to pay any amount owing to Lender under any note or other evidence of indebtedness, when and as the same shall become due and payable on any note given by Borrower to Lender.

  (b)
  should any event occur under any instrument, deed, assignment or agreement given or made by Borrower to or with Lender, which would constitute an event of default under such instrument, deed, assignment or agreement or otherwise authorize the acceleration of any debt owed by Borrower to Lender.

        4.    DISBURSEMENTS, PAYMENTS AND COSTS

        4.1    Disbursements and Payments.

  (a)
  Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower's statement or at one of the Bank's banking centers in the United States.

  (b)
  Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

        4.2    Telephone and Telefax Authorization.

  (a)
  The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

  (b)
  Advances will be deposited in account number 003282515917 owned by the Borrower, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

  (c)
  The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

        4.3    Direct Debit (Pre-Billing).

  (a)
  The Borrower agrees that the Bank will debit deposit account number 003282515917 owned by the Borrower, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date").

  (b)
  Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

  (c)
  The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

  (i)
  If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

  (ii)
  If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

    Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

  (d)
  The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

  (e)
  If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

        4.4    Banking Days.    Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

        4.5    Interest Calculation.    Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

        4.6    Default Rate.    Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

        5.    CONDITIONS

        Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

        5.1    Authorizations.    Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

        5.2    Governing Documents.    A copy of the Borrower's organizational documents.

        5.3    Security Agreements.    Signed original security agreements covering the personal property collateral which the Bank requires.

        5.4    Perfection and Evidence of Priority.    `Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles which are part of the collateral must show the Bank's interest.

        5.5    Payment of Fees.    Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

        6.    REPRESENTATIONS AND WARRANTIES

        When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

        6.1    Formation.    Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized.

        6.2    Authorization.    This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

        6.3    Enforceable Agreement.    This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

        6.4    Good Standing.    In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

        6.5    No Conflicts.    This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

        6.6    Financial Information.    All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower.

        6.7    Lawsuits.    There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

        6.8    Collateral.    All collateral required in this Agreement is owned by the Borrower free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

        6.9    Permits, Franchises.    The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the businesses in which it is now respectively engaged.

        6.10    Other Obligations.    The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

        6.11    Tax Matters.    Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

        6.12    No Event of Default.    There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

        6.14    Location of Borrower.    The chief executive office of the Borrower is located at the address listed on the signature page of this Agreement.

        7.    COVENANTS

        The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

        7.1    Use of Proceeds.    To use the proceeds of the Loan only for working capital and acquisitions, and to refinance existing term debt of Borrower, subject to the conditions for advances set forth in Section 1.1 (c) hereinabove.

        7.2    Financial Information.    To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

  (a)
  Within one hundred fifty (150) days after the end of each fiscal year, Borrower's consolidated balance sheets, statement of earnings, statement of cash flows, and statement of stockholders' equity and comprehensive income for the year ended, including all normal and reasonable financial notes, audited by a certified public accountant satisfactory to Bank.

  (b)
  Within forty-five (45) days after the end of each fiscal quarter, Borrower's consolidated balance sheets and profit and loss statement for the period ended, prepared by Borrower.

  (c)
  Within one hundred fifty days (150) following the end of each fiscal year, and within forty-five (45) days following the end of each fiscal quarter, a certificate signed by an authorized financial officer of Borrower to establish that Borrower was in compliance with all financial covenants at the end of the period covered by the financial statements then being delivered to Bank, and whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any event of default.

        7.3    Financial Covenants.    Borrower, Fox International Ltd., Inc., an Ohio corporation, and all other subsidiaries consolidated on Video Display Corporation's consolidated financial statements shall:

  (a)
  Maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.25 to 1.0.

    "Fixed Charge Coverage Ratio" means the ratio of Cash Flow to the sum of the current portion of long-term debt and capital lease obligations, minus the current portion of Subordinated Debt, plus principal paid on Subordinated Debt, plus interest expense on all obligations, plus rent and lease expense.

    "Cash Flow" is defined as net income before income tax, minus cash income taxes, minus income or plus loss from discontinued operations and extraordinary items, plus interest expense, plus depreciation, depletion and amortization, plus rent and lease expense, minus dividends, withdrawals, and other distributions.

    "Subordinated Debt" means debt subordinated to Borrower's obligations to Bank in a manner acceptable to Bank in its sole discretion.

    This ratio will be calculated at the end of each reporting period for which Bank requires financial statements from Borrower, using the results of the twelve (12) month period ending with that reporting period. PROVIDED, HOWEVER, during the twelve (12) month period prior to the maturity date of any loan incurred by Borrower and/or any consolidated subsidiary, that portion of the outstanding principal balance of such loan that is classified as current portion of long term debt solely due to such loan's pending balloon maturity shall be excluded from the current portion of long term debt in the Fixed Charge Coverage Ratio.

  (b)
  Maintain on a consolidated basis a Senior Funded Debt to EBITDA ratio no greater than 3.25 to 1.0.

    "Senior Funded Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt, minus the non-current portion of Subordinated Liabilities.

    "EBITDA" means net income, minus income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion and amortization.

    "Subordinated Liabilities" means liabilities subordinated to Borrower's obligations to Bank in a manner acceptable to Bank in its sole discretion.

    This ratio will be calculated at the end of each reporting period for which Bank requires financial statements from Borrower, using the results of the twelve (12) month period ending with that reporting period.

  (c)
  Maintain on a consolidated basis an Asset Coverage Ratio not greater than 1.0 to 1.0.

    "Asset Coverage Ratio" means the ratio of Senior Funded Debt to the sum of trade accounts receivable, net of allowance for possible losses, plus inventories, net of reserves for obsolescence, minus accounts payable.

    "Senior Funded Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt, less the non-current portion of Subordinated Liabilities.

    "Subordinated Liabilities" means liabilities subordinated to Borrower's obligations to Bank in a manner acceptable to Bank in its sole discretion.

    This ratio will be calculated at the end of each reporting period for which Bank requires financial statements from Borrower.

        7.4    Other Debts.    Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

  (a)
  Acquiring goods, supplies, or merchandise on normal trade credit.

  (b)
  Endorsing negotiable instruments received in the usual course of business.

  (c)
  Obtaining surety bonds in the usual course of business.

  (d)
  Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

  (e)
  Additional debts and lease obligations for business purposes which do not exceed a total principal amount of One Million and N0/100 Dollars ($1,000,000.00) outstanding at any one time.

        7.5    Other Liens.    Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

  (a)
  Liens and security interests in favor of the Bank.

  (b)
  Liens for taxes not yet due.

  (c)
  Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

  (d)
  Additional purchase money security interests in assets acquired after the date of this Agreement.

        7.6    Maintenance of Assets.

  (a)
  Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

  (b)
  Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

  (c)
  Not to enter into any sale and leaseback agreement covering any of its fixed assets.

  (d)
  To maintain and preserve all rights, privileges, and franchises the Borrower now has.

  (e)
  To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

        7.7    Investments.    Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

  (a)
  Existing investments disclosed to the Bank in writing.

  (b)
  Investments in any of the following:

  (i)
  certificates of deposit;

  (ii)
  U.S. treasury bills and other obligations of the federal government;

  (iii)
  readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

  (c)
  Investments in acquired entities.

        7.8    Loans.    Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

  (a)
  Existing extensions of credit disclosed to the Bank in writing.

  (b)
  Extensions of credit to the Borrower's current subsidiaries.

  (c)
  Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

        7.9    Change of Management.    Not to make any substantial change in the present executive or management personnel of the Borrower.

        7.10    Change of Ownership.    Not to cause, permit, or suffer any change in capital ownership currently held by Ronald D. Ordway such that there is a change of more than twenty-five percent (25%) in the direct or indirect capital ownership of Ronald D. Ordway.

        7.11    Additional Negative Covenants.    Not to, without the Bank's written consent:

  (a)
  Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

  (b)
  Engage in any business activities substantially different from the Borrower's present business.

  (c)
  Liquidate or dissolve the Borrower's business.

  (d)
  Voluntarily suspend its business for more than zero (0) days in any three hundred and sixty five (365) day period.

        7.12    Notices to Bank.    To promptly notify the Bank in writing of:

  (a)
  Any lawsuit over Two Hundred Fifty Thousand and NO/100 Dollars ($250,000.00) against the Borrower.

  (b)
  Any substantial dispute between any governmental authority and the Borrower.

  (c)
  Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

  (d)
  Any material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

  (e)
  Any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

  (f)
  Any actual contingent liabilities of the Borrower, and any such contingent liabilities which are reasonably foreseeable.

        7.13    Insurance.

  (a)
  General Business Insurance.    To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

  (b)
  Insurance Covering Collateral.    To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

  (c)
  Evidence of Insurance.    Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

        7.14    Compliance with Laws.    To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's business.

        7.15    ERISA Plans.    Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

        7.16    Books and Records.    To maintain adequate books and records.

        7.17    Audits.    To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

        7.18    Perfection of Liens.    To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

        7.19.1    Cooperation.    To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

        7.19.2    Subordination of Stockholder Debt.    Loans and advances from stockholders shall be subordinated to Borrower's obligations to Bank in a manner acceptable to Bank in its sole discretion. Principal and interest payments shall be permitted on subordinated debt provided that at the time of such payment there exists no event of default and that the payment will not result in an event of default.

        7.20    Deposits and Treasury Management.    To the fullest extent permitted by law, Borrower's depository and treasury management relationship shall be maintained with the Bank.

        8.    DEFAULT AND REMEDIES

        If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

        8.1    Failure to Pay.    Borrower fails to make a payment under this Agreement when due.

        8.2    Other Bank Agreements.    Any default occurs under any other agreement the Borrower or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

        8.3    Cross-default.    Any default occurs under any agreement in connection with any credit the Borrower or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower or any of the Borrower's related entities or affiliates has guaranteed.

        8.4    False Information.    Borrower has given the Bank false or misleading information or representations.

        8.5    Bankruptcy.    Borrower files a bankruptcy petition, a bankruptcy petition is filed against Borrower or makes a general assignment for the benefit of creditors.

        8.6    Receivers.    A receiver or similar official is appointed for a substantial portion of the Borrower's, or the business is terminated. If Borrower is liquidated or dissolved.

        8.7    Lien Priority.    Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement.

        8.8    Lawsuits.    Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Two Hundred Fifty Thousand and NO/ 100 Dollars ($250,000.00) or more in excess of any insurance coverage.

        8.9    Judgments.    Any judgments or arbitration awards are entered against Borrower, or Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand and NO/ 100 Dollars ($250,000.00) or more in excess of any insurance coverage.

        8.10    Material Adverse Change.    A material adverse change occurs, or is reasonably likely to occur, in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

        8.11    Government Action.    Any government authority takes action that the Bank believes materially adversely affects the Borrower's financial condition or ability to repay.

        8.12    Default under Related Documents.    Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

        8.13    ERISA Plans.    Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

  (a)
  A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

  (b)
  Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

        8.14    Other Breach Under Agreement.    A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

        9.    ENFORCING THIS AGREEMENT; MISCELLANEOUS

        9.1    GAAP.    Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

        9.2    Georgia Law.    This Agreement is governed by Georgia law.

        9.3    Successors and Assigns.    This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

        9.4    Arbitration

  (a)
  This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim"). For the purposes of this arbitration provision only, the term "parties" shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

  (b)
  At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

  (c)
  Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

  (d)
  The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

  (e)
  The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award reasonable legal fees (as determined by the arbitrator) pursuant to the terms of this agreement.

  (f)
  This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

  (g)
  The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

        9.5    Severability; Waivers.    If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

        9.6    Attorneys' Fees.    The Borrower shall reimburse the Bank for any reasonable costs and reasonable attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this

Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover reasonable costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover reasonable costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the reasonably allocated costs of the Bank's in-house counsel.

        9.7    Individual Liability.    If the Borrower is a natural person, the Bank may proceed against the Borrower's business and non-business property in enforcing this and other agreements relating to this loan. If the Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this and other agreements relating to this loan.

        9.8    One Agreement.    This Agreement and any related security or other agreements required by this Agreement, collectively:

  (a)
  represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

  (b)
  replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

  (c)
  are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

        In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a "promissory note" or a "note" executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

        9.9    Indemnification.    The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to reasonable attorneys' fees (including the reasonably allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

        9.10    Notices.    Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

        9.11    Headings.    Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

        9.12    Counterparts.    This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

BANK:
Bank of America, N.A.
By:

Name:
Scott E. Yost
Title:	Vice President

(CORPORATE SEAL)

Address where notices to the Bank are to be sent:

East Commercial Center
3700 Crestwood Parkway, Suite 1050
Duluth, Georgia 30096
Inter Office Mail—GA7-644-11-07
Fax No.: 770-717-6443

SIGNATURES CONTINUED ON NEXT PAGE

BORROWER: Each of the following companies which have the same officers:
Video Display Corporation, a Georgia corporation
Lexel Imaging Systems, Inc., a Delaware corporation
Z-Axis, Inc., a Georgia corporation
Teltron Technologies, Inc., a Georgia corporation
Aydin Displays, Inc., a Georgia corporation
Mengel Industries, Inc., a Pennsylvania corporation
XKD Corporation, a California corporation
By:

Name:	Ronald D. Ordway
Title:	Chief Executive Officer
Attest:

Name:	Norma J. Mann
Title:	Secretary
(CORPORATE SEAL)
Address where notices to the Borrower are to be sent:
1868 Tucker Industrial Drive Tucker, Georgia 30084 Fax No.: 770-493-3903